Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CEA Industries Inc.

Louisville, CO

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the 2021 Equity Incentive Plan, of our report dated March 29, 2022, relating to the consolidated financial statements of CEA Industries Inc., which appears in the Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

March 29, 2022